Exhibit 107

Calculation of Filing Fee Table

Form S-1

Richtech Robotics Inc.

Table 1. Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class B Common Stock, par value $0.00001 per share	457(o)			$17,250,000	0.00011020	$1,900.95
	Equity	Class B Common Stock, par value $0.00001 per share(2)	457(o)			5,000,000	0.00011020	551
Fees Previously Paid								0
Carry Forward Securities: None
Total Offering Amounts							$22,250,000	$2,451.95
Total Fees Previously Paid								$0
Total Fee Offsets								$0
Net Fee Due								$2,451.95

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o), based on a proposed maximum aggregate public offering price of $17,250,000, which amount includes the underwriters’ over-allotment option.
(2)	Represents shares being sold by the selling stockholders, based on the proposed maximum aggregate public offering price.

Pursuant to Rule 416 under the Securities Act, this registration statement also includes any additional shares of common stock that shall become issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.